EXHIBIT 99.1

BLACK TUSK MINERALS INC.

TWO FOR ONE FORWARD STOCK SPLIT

Vancouver, B.C., January 21, 2010 – Black Tusk Minerals Inc. (the “Company”) announced today that the Company’s Board of Directors approved a two-for-one forward stock split of the issued and outstanding shares of the Company’s common stock by way of a share dividend.

To effect the stock split by way of a share dividend, the Company has authorized and directed its transfer agent to issue a new stock certificate to each shareholder of record as of February 1, 2010 at 4:30 p.m. Pacific Daylight Time (the “Record Date”) representing one additional share of the Company’s common stock for each share of common stock held by such shareholder as of the Record Date. Full instructions regarding the stock split are being sent to the Company’s shareholders advising that no action is required by the Company’s shareholders to effect the stock split and that stock certificates currently held by such shareholders shall remain valid following the stock split. The payable date for the stock split is February 15, 2010.

Immediately prior to the stock split, the Company had 23,594,631 shares of common stock issued and outstanding. After giving effect to the stock split, the Company will have 47,189,262 shares of common stock issued and outstanding.

ABOUT BLACK TUSK MINERALS INC.

Black Tusk Minerals Inc. is a U.S. mineral exploration company focused on the exploration and development of mineral prospects worldwide. Most notably, the Company owns a 100% interest in 19 mineral claims, known as the Altococha concessions, in the District of Huanza, Province of Huarochiri, Department of Lima, Peru.

FURTHER INFORMATION

Gavin Roy – President and Director

BLACK TUSK MINERALS INC.

(360) 262-6402

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined under the section headings “Cautionary Note Regarding Forward-Looking Statements” and “Risks Factors” in our annual report on Form 10-K, as filed with the SEC on September 1, 2009, under the section heading “Risk Factors” in our most recent quarterly report on Form 10-Q, as filed with the SEC on January 14, 2010, and in our most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.

2